EXHIBIT 99.1

Location Based Technologies Announces New Product Feature that will Measure
Impact and Force on their PocketFinder Personal and Pet Locator Devices

Subscriber Would be Notified If the Carrier of the Device
Were Involved in Accident, for Instance

ANAHEIM, Calif --.Location Based Technologies, Inc. (OTCBB:LBAS), has announced that the Company’s PocketFinder (TM) and PocketFinder Pets(TM) devices will include additional technology that measures impact and force.  When a device experiences force beyond a predetermined limit, a “High Impact Alert” along with the current location of the device will be sent to the subscriber’s notification list.   This feature would be activated, for instance, if a child or pet is involved in an accident.

The functional benefits of this technology feature differentiate the PocketFinder family of products from any other personal locators on the market today, according to the Company.  The announcement was made at PepCom, a press only event held the evening before the opening of the Consumer Electronics Show Monday in Las Vegas.

Location Based Technologies, Inc. is a developer of leading edge personal locator devices and services incorporating patented, proprietary technologies that are designed to enhance and enrich the lives of families globally.  For more information, visit www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company’s most recent document filed with the Securities and Exchange Commission.

Company & Press Contact Information	Investor Relations Contact Information
David Morse	Glenn Busch, Northstar Investments
Tel: (800) 615-0869	Tel: (714) 310-8641